Exhibit 99.1

Vertrue Reports Fiscal 2006 Second Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Jan. 24, 2006--Vertrue
Incorporated (Nasdaq: VTRU):

    -- Revenues were $160.1 million versus guidance of $153.5 million to $157.0 million.

    -- Earnings per share was $0.66 versus guidance of $0.53 to $0.55.

    -- Free cash flow was $10.0 million versus guidance of $1.0 million to $2.0 million.

    --  Company raises guidance for fiscal 2006.

    Vertrue Incorporated (Nasdaq: VTRU), a leading internet marketing services company, announced today its financial results for the fiscal 2006 second quarter ended December 31, 2005.
    Revenues increased 17% to $160.1 million compared to $136.5 million in the fiscal 2005 second quarter, and were $157.5 million in the fiscal 2006 first quarter. Revenues related to the Company's 2005 acquisitions were $15.9 million compared to $3.0 million in the fiscal 2005 second quarter, and $16.1 million in the fiscal 2006 first quarter.
    EBITDA increased 23% to $23.0 million compared to $18.7 million reported in the fiscal 2005 second quarter, and was $24.0 in the fiscal 2006 first quarter.
    Net income increased 30% to $7.7 million, or $0.66 per diluted share, in the fiscal 2006 second quarter compared to $5.9 million, or $0.51 per diluted share, in the fiscal 2005 second quarter and was $8.6 million, or $0.74 per diluted share, in the fiscal 2006 first quarter.
    Revenues before deferral increased 19% to $159.1 million compared to $133.4 million last year and were $147.9 million last quarter. Revenues before deferral related to the Company's 2005 acquisitions were $15.8 million compared to $3.0 million last year and $15.9 million last quarter.
    Total members and customers increased to 6.4 million in the second quarter of fiscal 2006 from 6.2 million in the prior year quarter and remained flat from last quarter. Management continues to expect to end the fiscal year with 6.7 million members and customers.
    Adjusted EBITDA was $24.0 million compared to $18.1 million last year and $18.4 million last quarter. As a percent of revenue before deferral, adjusted EBITDA was 15% this quarter compared to 14% last year and 12% last quarter. Adjusted EBITDA margins improved versus last quarter due to the seasonality of our annual renewal business in the second quarter of the fiscal year.
    Free cash flow increased to positive $10.0 million for the quarter versus positive $3.1 million in the prior year quarter and negative $1.7 million last quarter. The increases in free cash flow were primarily due to the improvements in adjusted EBITDA.
    The December quarter results exceeded guidance provided in the Company's October 25, 2005 press release for all metrics. The better than expected results were due primarily to higher than expected price points as well as delays in marketing spending in certain sectors of our business.
    "This was a very strong quarter for Vertrue," said Gary Johnson, President and CEO. "From an operational perspective, we continue to transform our business into a leading internet marketing organization. As we invest marketing dollars in more direct and cost-effective channels, our internet strategy is taking hold and our market presence is expanding. From a financial perspective, we met and surpassed all of our financial targets, underscoring the success of our strategy to date."

    Year to Date Results

    Revenues increased 17% to $317.7 million in the six month period ended December 31, 2005 compared to $272.1 million in the six month period ended December 31, 2004. Revenues related to the Company's 2005 acquisitions were $32.0 million this year compared to $3.0 million last year.
    EBITDA increased 17% to $47.0 million compared to $40.1 million reported in the six month period ended December 31, 2004. The fiscal 2006 period amount includes stock compensation expense of $2.3 million recorded in accordance with FAS 123(R).
    Net income increased 21% to $16.3 million, or $1.40 per diluted share, in the fiscal 2006 six months compared to $13.5 million, or $1.16 per diluted share, in the fiscal 2005 six months. The fiscal 2006 period amount includes stock compensation expense of $1.4 million, net of tax, or $0.11 per share.
    Revenues before deferral increased 21% to $307.0 million compared to $252.7 million last year. Revenues before deferral related to the Company's 2005 acquisitions were $31.7 million compared to $3.0 million last year.
    Adjusted EBITDA was $42.4 million compared to $29.4 million last year. As a percent of revenue before deferral, adjusted EBITDA was 14% this year compared to 12% last year. Adjusted EBITDA margins improved due to increased price points, more efficient marketing spending and better retention in certain sectors of our business.
    Free cash flow was positive $8.3 million for the six months versus positive $10.3 million in the prior year six months.
    During the second quarter and six months ended December 31, 2005, the Company purchased 114,900 and 164,800 shares of its common stock and spent $4.2 million and $6.0 million, respectively. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 660,000 additional shares as market conditions permit. As of December 31, 2005, there were 9,649,000 shares of common stock outstanding.

    Business Outlook

    Management offers the following updated guidance for the fiscal year ended June 30, 2006 (dollars in millions, except per share amounts):


                                                % Increase/(Decrease)
                                                ---------------------
                                  2006 Estimate        vs. 2005
                                  -------------        --------
                                  High     Low     High       Low
                                  ----     ---     ----       ---
Revenues                       $ 650.0  $ 640.0      12%        10%
EBITDA                            89.5     87.5      14%        11%
Diluted EPS                       2.55     2.45      15%        10%

Revenues before deferral         630.0    620.0      16%        14%
Adjusted EBITDA                   78.7     75.7      38%        32%
Free Cash Flow                    26.0     23.7      22%        11%


    The guidance provided above has been increased from the guidance reported in the Company's October 25, 2005 press release for all metrics to reflect the improved results reported in the 2006 second fiscal quarter.
    2006 estimates of diluted EPS, EBITDA and Adjusted EBITDA reflect the expense for the adoption of FAS 123(R), "Share-Based Payment", effective July 1, 2005, of $4.5 million, or $0.23 per share.

    Use of Non-GAAP Measures:

    See the tables on pages 8 and 9 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on January 24, 2006 to discuss the Company's second quarter results. To listen to the conference call, please dial (800) 369-1989 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's web site at www.vertrue.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until January 31, 2006. To listen to the audio replay, please call (866) 505-9249. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until January 31, 2006.

    About Vertrue:

    Headquartered in Stamford, Conn., Vertrue Incorporated is a leading internet marketing services company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are all offered online through an array of marketing channels. Vertrue is a premier marketing partner to corporate clients, and its services enable partners to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. The forward looking statements contained herein are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.


                         VERTRUE INCORPORATED
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)

                                  Three months ended Six months ended
                                     December 31,      December 31,
                                 ------------------- -----------------
                                   2005      2004     2005     2004
                                 --------- -------- -------- ---------

Revenues                          $160,130 $136,479 $317,658 $272,102

Expenses:
 Marketing                          76,270   68,689  150,169  137,221
 Operating                          35,258   25,952   70,341   50,162
 General and administrative         29,527   26,302   57,981   50,907
 Amortization of intangible assets   2,197    1,753    4,633    3,297
                                  --------- -------- -------- --------
Total expenses                     143,252  122,696  283,124  241,587
                                  --------- -------- -------- --------

Operating income                    16,878   13,783   34,534   30,515
Interest expense, net               (4,387)  (4,611)  (8,844)  (9,254)
Other income (expense), net           (120)     428     (161)     293
                                  --------- -------- -------- --------

Income before income taxes          12,371    9,600   25,529   21,554
Provision for income taxes          (4,707)  (3,717)  (9,224)  (8,075)
                                  --------- -------- -------- --------
Net income                        $  7,664 $  5,883 $ 16,305 $ 13,479
                                  ========= ======== ======== ========

Diluted earnings per share       $    0.66 $   0.51 $   1.40 $   1.16
                                  ========= ======== ======== ========

Diluted shares used in earnings
 per share calculation              12,776   13,063   12,802   13,003
                                  ========= ======== ======== ========

                         VERTRUE INCORPORATED
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)

                               Three months ended   Six months ended
                                  December 31,       December 31,
                              -------------------  -----------------
                                2005      2004      2005      2004
                              --------  --------  --------  ---------

Operating Activities
 Net income                   $  7,664 $   5,883 $  16,305 $  13,479
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Revenues before deferral       159,099   133,445   307,047   252,733
 Marketing costs before deferral(74,289)  (66,352) (144,198) (128,536)
 Revenues recognized           (160,130) (136,479) (317,658) (272,102)
 Marketing costs expensed        76,270    68,689   150,169   137,221
 Depreciation and amortization    6,447     5,391    13,025    10,422
 Stock-based compensation         1,144         -     2,250         -
 Deferred and other income taxes  1,730        92     1,521     3,197
 Excess tax benefits from
  stock-based compensation         (209)      810      (560)      939
 Other                             (217)     (400)     (243)      422
                               --------- --------- --------- ---------
Operating cash flow before changes
 in assets and liabilities       17,509    11,079    27,658    17,775
Net change in assets and
 liabilities                     (2,857)   (4,362)  (12,842)   (3,149)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                      14,652     6,717    14,816    14,626
                               --------- --------- --------- ---------

Investing Activities
 Acquisition of fixed assets     (4,702)   (3,620)   (6,518)   (4,339)
 Purchases of short-term
  investments                   (34,000) (156,740)  (50,325) (368,533)
 Sales of short-term investments 20,194   219,932    49,830   425,912
 Acquisitions of businesses, net
  of cash acquired, and other
  investing activities          (14,839)  (16,401)  (14,942)  (16,097)
                               --------- --------- --------- ---------
Net cash (used in) provided by
 investing activities           (33,347)   43,171   (21,955)   36,943
                               --------- --------- --------- ---------

Financing Activities
 Net proceeds from issuance of
  stock                           1,109     5,318     2,729     6,237
 Excess tax benefits from stock-
  based compensation                209         -       560         -
 Treasury stock purchases        (4,248)   (1,146)   (5,995)   (8,396)
 Debt issuance costs                  -      (167)        -      (750)
 Payments of long-term obligations (210)     (114)     (392)     (204)
                               --------- --------- --------- ---------
Net cash (used in) provided by
 financing activities            (3,140)    3,891    (3,098)   (3,113)
                               --------- --------- --------- ---------
Effect of exchange rate changes
 on cash and cash equivalents       176        63       457       235
                               --------- --------- --------- ---------
Net (decrease) increase in cash
 and cash equivalents           (21,659)   53,842    (9,780)   48,691
Cash and cash equivalents at
 beginning of period             76,235    42,015    64,356    47,166
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                $  54,576 $  95,857 $  54,576 $  95,857
                               ========= ========= ========= =========

                         VERTRUE INCORPORATED
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)

                                              December 31,  June 30,
                                                 2005        2005
                                             ------------- -----------

Assets
Current assets:
  Cash and cash equivalents                    $   54,576  $   64,356
  Restricted cash                                   3,857       3,411
  Short-term investments                           17,217      16,223
  Accounts receivable                              16,930      12,559
  Other current assets                             14,699      11,252
  Deferred marketing costs                         33,359      39,226
                                                ----------  ----------
Total current assets                              140,638     147,027
Fixed assets, net                                  37,603      39,062
Goodwill                                          212,859     201,499
Intangible and other assets, net                   55,325      59,574
                                                ----------  ----------
Total assets                                   $  446,425  $  447,162
                                                ==========  ==========

Liabilities and Shareholders' Deficit
Current liabilities:
  Current maturities of long-term obligations  $      746  $      686
  Accounts payable                                 37,705      42,077
  Accrued liabilities                              75,114      82,157
  Deferred revenues                                97,736     108,117
  Deferred income taxes                            11,527       9,780
                                                ----------  ----------
Total current liabilities                         222,828     242,817
Deferred income taxes                               9,465       9,702
Other long-term liabilities                         6,009       5,257
Long-term debt                                    237,897     237,814
                                                ----------  ----------
Total liabilities                                 476,199     495,590
                                                ----------  ----------

Shareholders' deficit:
 Common stock; $0.01 par value
  40,000 shares authorized; 19,834 issued
  (19,703 at June 30, 2005)                           198         197
 Capital in excess of par value                   177,281     169,463
 Accumulated earnings                              51,985      35,680
 Accumulated other comprehensive income (loss)        377        (148)
 Treasury stock, 10,185 shares at cost (10,020
  shares at June 30, 2005)                       (259,615)   (253,620)
                                                ----------  ----------
Total shareholders' deficit                       (29,774)    (48,428)
                                                ----------  ----------
Total liabilities and shareholders' deficit    $  446,425  $  447,162
                                                ==========  ==========

                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS - MARKETING SERVICES

                           December 2005 September 2005 December 2004
                           ------------- -------------- --------------
Revenue Before Deferral Mix:
Monthly                             66%            68%           50%
Renewal annual                      29%            26%           41%
New annual                           5%             6%            9%

Price Points:
Monthly                         $13.77         $13.60        $12.12
New annual                      $  112         $  107        $  106

Marketing Margin Before Deferral:
Monthly                             43%            41%           29%
New annual                          15%            24%           30%
Total                               52%            51%           50%

Average monthly members billed
 (in thousands)                  2,141          2,049         1,594

                         VERTRUE INCORPORATED
          RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
                            (In thousands)

                                  Three months ended Six months ended
                                     December 31,      December 31,
                                 ------------------- -----------------
                                     2005     2004     2005     2004
                                   -------- -------- -------- --------

Reconciliation of Revenues before Deferral:
Revenues reported                 $160,130 $136,479 $317,658 $272,102
Changes in deferred revenue         (1,031)  (3,034) (10,611) (19,369)
                                   -------- -------- -------- --------
Revenues before deferral          $159,099 $133,445 $307,047 $252,733
                                   ======== ======== ======== ========

Reconciliation of Marketing Costs before Deferral:
Marketing expenses reported       $ 76,270 $ 68,689 $150,169 $137,221
Changes in deferred marketing       (1,981)  (2,337)  (5,971)  (8,685)
                                   -------- -------- -------- --------
Marketing costs before deferral   $ 74,289 $ 66,352 $144,198 $128,536
                                   ======== ======== ======== ========

Reconciliation of Operating Cash Flow
 before Changes in Assets and Liabilities:
Net cash provided by operating
 activities                       $ 14,652 $  6,717 $ 14,816 $ 14,626
Changes in assets and liabilities    2,857    4,362   12,842    3,149
                                   -------- -------- -------- --------
Operating cash flow before changes
 in assets and liabilities        $ 17,509 $ 11,079 $ 27,658 $ 17,775
                                   ======== ======== ======== ========

Reconciliation of Free Cash Flow:
Net cash provided by operating
 activities                       $ 14,652 $  6,717 $ 14,816 $ 14,626
Capital expenditures                (4,702)  (3,620)  (6,518)  (4,339)
                                   -------- -------- -------- --------
Free cash flow                    $  9,950 $  3,097 $  8,298 $ 10,287
                                   ======== ======== ======== ========

Reconciliation of EBITDA and Adjusted EBITDA:
Net income                        $  7,664 $  5,883 $ 16,305 $ 13,479
Provision for income taxes           4,707    3,717    9,224    8,075
Interest and other expense, net      4,507    4,183    9,005    8,961
Depreciation and amortization        6,162    4,965   12,460    9,586
                                   -------- -------- -------- --------
EBITDA                              23,040   18,748   46,994   40,101
Change in deferred revenue          (1,031)  (3,034) (10,611) (19,369)
Change in deferred marketing         1,981    2,337    5,971    8,685
                                   -------- -------- -------- --------
Adjusted EBITDA                   $ 23,990 $ 18,051 $ 42,354 $ 29,417
                                   ======== ======== ======== ========

                         VERTRUE INCORPORATED
         ADDITIONAL QUARTERLY OUTLOOK INFORMATION (UNAUDITED)
                (In millions, except per share amounts)

                          Third Quarter Fourth Quarter    Full Year
                           Fiscal 2006    Fiscal 2006    Fiscal 2006
                         -------------- --------------  --------------
Additional Quarterly Outlook Information:
Revenue                  $156.0 - 161.0 $166.0 - 171.0 $640.0 - 650.0
EPS                      $  0.28 - 0.33 $  0.77 - 0.82 $  2.45 - 2.55
Free Cash Flow           $  11.0 - 11.6 $    4.4 - 6.1 $  23.1 - 26.0


                         VERTRUE INCORPORATED
      RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION (UNAUDITED)
                             (In millions)

                          Third Quarter Fourth Quarter    Full Year
                           Fiscal 2006    Fiscal 2006    Fiscal 2006
                         -------------- --------------  --------------
Reconciliation of Revenues before Deferral:
Revenues reported        $156.0 - 161.0 $166.0 - 171.0 $640.0 - 650.0
Changes in deferred revenue        (2.0)          (7.0)         (20.0)
                          -------------- -------------- --------------
Revenues before deferral $154.0 - 159.0 $159.0 - 164.0 $620.0 - 630.0
                          ============== ============== ==============

Reconciliation of Free Cash Flow:
Net cash provided by
 operating activities    $  18.2 - 18.8 $    5.7 - 7.4 $  38.7 - 41.0
Deduct: Capital Expenditures       (7.2)          (1.3)         (15.0)
                          -------------- -------------- --------------
Free Cash Flow           $  11.0 - 11.6 $    4.4 - 6.1 $  23.7 - 26.1
                          ============== ============== ==============

Reconciliation of EBITDA and Adjusted EBITDA:
Net income               $    2.8 - 3.5 $    9.0 - 9.6 $  28.1 - 29.4
Provision for income taxes    1.7 - 2.0      5.3 - 5.7    16.2 - 16.9
Interest and other expense, net     4.7            4.7           18.4
Depreciation and amortization       6.1            6.2           24.8
                          -------------- -------------- --------------
EBITDA                      15.3 - 16.3    25.2 - 26.2    87.5 - 89.5
Changes in deferred revenue        (2.0)          (7.0)         (20.0)
Change in deferred marketing  2.1 - 2.0    (0.1) - 0.9      8.2 - 9.2
                          -------------- -------------- --------------
Adjusted EBITDA             15.4 - 16.3    18.1 - 20.1 $  75.7 - 78.7
                          ============== ============== ==============

                         VERTRUE INCORPORATED
          EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS

EBITDA is defined as net income plus interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus the changes in deferred revenue and deferred marketing. These measures are used by management and by the Company's investors to evaluate the performance of our business. However this measure is not a substitute for or superior to net income prepared in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635